Exhibit 10.1
VOTING AGREEMENT
          This VOTING AGREEMENT (this “Agreement”), dated as of September 29, 2010, is by and among Danaher Corporation, a Delaware corporation (the “Parent”), Aegean Acquisition Corp., an Ohio corporation and an indirect wholly-owned subsidiary of the Parent (the “Merger Sub”), and Keithley Investment Co. Limited Partnership, an Ohio limited partnership (the “Stockholder”).
          WHEREAS, the Parent, the Merger Sub and Keithley Instruments, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented pursuant to the terms thereof, the “Merger Agreement”) providing for the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
          WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of Class B Common Shares set forth opposite the name of the Stockholder on Schedule A hereto (together with any Common Shares, Class B Common Shares and any other voting securities of the Company that the Stockholder acquires beneficial ownership of after the date hereof, the “Owned Shares”);
          WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;
          WHEREAS, the Stockholder and the Parent desire to set forth their agreement with respect to the voting of certain Class B Common Shares upon the terms and subject to the conditions set forth herein; and
          WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:
     1. Voting; Proxies; Etc.
          (a) Agreement to Vote. The Stockholder hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 6:

               (i) At any meeting of the stockholders of the Company called for purposes that include approval of the Merger and adoption of the Merger Agreement, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances in which the stockholders of the Company are entitled to vote, consent or give any other approval with respect to the Merger and adoption of the Merger Agreement, the Stockholder shall (a) appear at such meeting or otherwise cause its Covered Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, and (b) vote or cause to be voted (including by written consent, if applicable) such number of Owned Shares beneficially owned as of the relevant time that shall equal 19.99% of the voting power (as such term is used in Chapter 1701 of the Ohio Revised Code) of the Company (the “Covered Shares”), in each case to the extent such Covered Shares are entitled to be voted and are not so voted pursuant to the proxy granted in Section 1(b), in favor of adoption of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement. It is understood and agreed that in no event shall Parent or Merger Sub acquire, directly or indirectly, voting power (as such term is used in Chapter 1701 of the Ohio Revised Code) of the Company’s Common Shares and Class B Common Shares that, in aggregate, will entitle Parent and Merger Sub, collectively, to exercise or direct the exercise of the voting power of the Company in the election of the directors equaling more than 19.99% of such voting power. Nothing herein shall restrict the right of the Stockholder to vote, consent or give any other approval for any Owned Shares that are not Covered Shares with respect to any matter in which the Stockholder is entitled to vote.
               (ii) At any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) the Covered Shares against the following actions:
     (1) any proposal that would result in a breach by the Company of the Merger Agreement or by the Stockholder hereunder; or
     (2) any action or agreement that is intended to, or would be reasonably likely to, impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption or approval by the Company of any Company Takeover Proposal; (B) any amendment of the Company’s articles of incorporation or code of regulations; (C) any material change in the present capitalization or dividend policy of the Company; or (D) any other material change in the Company’s corporate structure or business.
          (b) Proxies. As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants, in accordance with Section 1701.48 of the Ohio Revised Code, to the Merger Sub a proxy for the term of this Agreement to vote the Covered Shares as indicated in Section 1(a) above. The Stockholder agrees that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholder and the Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and the Stockholder hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Shares. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
          (c) Transfer Restrictions. The Stockholder agrees not to directly or indirectly (i) sell, transfer, grant, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument (collectively, “Transfer”)), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Owned Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to the Owned Shares (other than this Agreement), whether by proxy, voting agreement or otherwise, (iii) convert the Stockholder’s Class B Common Shares into Common Shares or (iv) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or disabling the Stockholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void.
          (d) Appraisal Rights. The Stockholder hereby irrevocably waives any and all rights which he or she may have as to appraisal, dissent or any similar or related matter with respect to the Merger.
          (e) No Solicitation. The Stockholder acknowledges and agrees that it will be deemed a Company Representative for purposes of Section 4.2(a) of the Merger Agreement and agrees to be bound by and to comply with the provisions of Section 4.2(a) of the Merger Agreement as if the Stockholder was a party to the Merger Agreement. Nothing in this Agreement shall restrict the activities of Joseph P. Keithley in his capacity as a director of the Company.
          (f) Recommendation Change. The Stockholder acknowledges and agrees that, during the term of this Agreement, the obligations of the Stockholder specified in this Section 1 shall not be affected by any withdrawal, qualification or modification of the recommendation by the Company or its board of directors relating to the Merger.
     2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Parent and the Merger Sub as of the date hereof as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and subject to general equity principles.
          (b) No Violations; Consents and Approvals.
               (i) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, any applicable Antitrust Laws and Sections 13(d) and 16 of the Exchange Act, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (A) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any governmental regulation or any order, injunction, writ or decree to which the Stockholder, or any of the Stockholder’s assets, may be subject, or (B) require a consent, approval, ratification, permission, order or authorization from any Person; except, in the case of clauses (A) and (B), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of the Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent the Parent or the Merger Sub from exercising their respective rights under this Agreement in any material respect.
               (ii) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Entity, except (A) for the pre-merger notification requirements of applicable Antitrust Laws and applicable filings under Sections 13(d) and 16 of the Exchange Act, and (B) where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of the Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent the Parent or the Merger Sub from exercising their respective rights under this Agreement in any material respect.
          (c) Shares. The Owned Shares are owned of record by the Stockholder. Except as set forth on Schedule A, the Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any other voting securities of the Company. The Stockholder has and will continue to have during the term hereof, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned

Shares with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Owned Shares and at all times during the term hereof and on the Closing Date will have good and valid title to the Covered Shares, free and clear of all liens, claims, security interests or other charges or encumbrances.
          (d) No Broker’s Fees. Except as disclosed in the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.
          (e) Reliance. The Stockholder acknowledges and agrees that each of the Parent and the Merger Sub are entering into the Merger Agreement and the transactions contemplated therein in reliance upon the Stockholder’s execution and delivery of this Agreement.
     3. Representations and Warranties of Parent and Merger Sub. The Parent and the Merger Sub, jointly and severally, hereby represent and warrant to the Stockholder as of the date hereof as follows:
          (a) Organization. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
          (b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of the Parent and the Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Parent and the Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Merger Sub, and constitutes the legal, valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and subject to general equity principles.
          (c) No Violations; Consents and Approvals.

               (i) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, any applicable Antitrust Laws, neither the execution, delivery or performance of this Agreement by the Parent or the Merger Sub nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with or result in a violation of (A) any provision of the charter, by-laws or other organizational document of the Parent or the Merger Sub, or (B) any resolution adopted by the board of directors or the stockholders of the Parent or the Merger Sub; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any governmental regulation or any order, injunction, writ or decree to which the Parent or the Merger Sub, or any of the respective assets owned or used by each of them, may be subject, or (iii) require a consent, approval, ratification, permission, order or authorization from any Person; except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of the Parent or the Merger Sub from consummating the transactions contemplated hereby in any material respect, or otherwise prevent the Parent or the Merger Sub from exercising their respective rights under this Agreement in any material respect.
               (ii) The execution and delivery of this Agreement by the Parent and the Merger Sub does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of applicable Antitrust Laws, and (ii) where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of the Parent or the Merger Sub from consummating the transactions contemplated hereby in any material respect, or otherwise prevent the Parent or the Merger Sub from exercising their respective rights under this Agreement in any material respect.
     4. Further Agreement of the Stockholders. The Stockholder hereby authorizes and requests the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting of the Covered Shares). The Stockholder agrees with, and covenants to, the Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Covered Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in any of the Covered Shares by reason of any stock dividend or distribution, or any change in any of the Covered Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Covered Shares may be changed or exchanged; provided, however, that in no event shall the Covered Shares, as adjusted by reason of any stock dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, exceed 19.99% of the voting power (as such term is used in Chapter 1701 of the Ohio Revised Code) of the Company.
     5. Further Assurances. From time to time prior to the Closing, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party hereto shall cooperate with the other parties hereto in preparing and filing any notifications required under any applicable Antitrust Laws in connection with the transactions contemplated hereby.
     6. Termination. The obligations of the parties under this Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) at the option of the Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement that results in any decrease in the price to be paid per share for the Common Shares and/or Class B Common Shares or any changes in the form of consideration to be received by the holders of such shares in the Merger or is otherwise adverse to the stockholders of the Company. Nothing in this Section 6 shall relieve any party of liability for failure to perform its covenants under this Agreement.
     7. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.
     8. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.
     9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as it may specify by like notice):

            (i) if to the Parent or the Merger Sub, to:
Danaher Corporation
2099 Pennsylvania Avenue, 12th Floor
Washington, DC 20006-1813
Attention: Chief Counsel, Mergers & Acquisitions
Facsimile: (202) 828-0860
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Joseph A. Coco, Esq.
Thomas W. Greenberg, Esq.
Facsimile: (212) 735-2000
            (ii) if to the Stockholder, to the address(es) set forth on Schedule A hereto.
     10. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 29, 2010.
     11. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     12. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
          All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio without giving effect to the principles of conflicts of law thereof.
     15. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent and the Merger Sub may assign, in the Parent’s sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Parent; provided, however, that no such assignment shall relieve the Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including the Company as successor to the Merger Sub pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.
     16. Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.
          (a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal or state courts located in Cleveland, Ohio, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts.
          (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
          (c) The parties acknowledge and agree that the Parent, the Merger Sub and the Stockholder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Parent, the Merger Sub or the Stockholder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

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          IN WITNESS WHEREOF, the Parent, the Merger Sub and the Stockholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

KEITHLEY INVESTMENT CO. LIMITED PARTNERSHIP
By:	/s/ Joseph P. Keithley
	Name:	Joseph P. Keithley
	Title:	General Partner

DANAHER CORPORATION
By:	/s/ Daniel A. Raskas
	Name:	Daniel A. Raskas
	Title:	Senior Vice President — Corporate Development

AEGEAN ACQUISITION CORP.
By:	/s/ Daniel A. Raskas
	Name:	Daniel A. Raskas
	Title:	Vice President

Schedule A
Number of Owned Shares: 0 Common Shares; 1,954,816 Class B Common Shares.
Description of any warrants, options or other rights to purchase voting securities of the Company:
None
Address(es) for notices and other communications pursuant to Section 9 of the Agreement
Keithley Investment Co. Limited Partnership
28775 Aurora Road
Solon, OH 44139
Attention:       Joseph P. Keithley, General Partner
Facsimile:       (440) 542-8007
with a copy to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: James P. Dougherty
Facsimile: 216-579-0212